Exhibit 99 (b)

FOR RELEASE: Monday, Oct. 17, 2005 7:30 a.m. ET	CONTACT: Media — Claudia Baucus
(248) 813-2942

IR — Brian Eichenlaub
(248) 813-2495
DELPHI CORPORATION MAKES CHANGES TO EXECUTIVE COMPENSATION
Chairman and CEO Miller to take $1 per year salary
Company officers to waive 10% to 20% of base pay
TROY, Mich. – Delphi Corp. today made several announcements related to executive compensation in connection with its recently filed chapter 11 business reorganization cases. Delphi’s Chairman and CEO, Steve Miller, will reduce his salary to $1 per year, effective Jan. 1, 2006, and continuing until Delphi successfully emerges from its reorganization in Chapter 11. In addition, the Delphi officers who were at Delphi at the time when Miller joined the company, volunteered to waive 10 percent of their base pay, 20 percent in the case of President Rodney O’Neal, to be effective Jan. 1, 2006.
     “I have given the subject of executive compensation a great deal of thought and planned to announce a reduction in my own compensation, as I had previously suggested,” said Robert S. “Steve” Miller, Delphi chairman and CEO. “In addition to my annual salary of $1, I will continue to receive zero bonus, zero severance, zero pension plan, and will have no other similar entitlements whatsoever. While I remain concerned about the below-market compensation paid to many of our key executives, Delphi’s transformation message must be unambiguous and marked indelibly by the commitment of Delphi’s leadership. To that end, Delphi’s officers who were at Delphi when I joined, have unilaterally volunteered to give back 10-20 percent of their base pay – a clear indication of their commitment.”
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     Delphi said that the balance of compensation arrangements for its executives would be decided by the Bankruptcy Court at the company’s Nov. 29 omnibus hearing when the company’s Key Executive Compensation Program (KECP) motion will be heard by the Court. Under the terms of the KECP motion, which was filed with the Bankruptcy Court on Oct. 8, Delphi will cancel previously authorized and disclosed retention bonus programs and unvested long-term incentive compensation programs and will replace them with incentive and emergence programs aligned with stakeholders’ interests in the chapter 11 reorganization cases.
     More information on Delphi’s U.S. restructuring is available at www.delphidocket.com. For more information about Delphi and its operating subsidiaries, visit Delphi’s Media Room at www.delphi.com/media.
This press release as well as other statements made by Delphi may contain forward-looking statements within the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, that reflect, when made, the Company’s current views with respect to current events and financial performance. Such forward looking statements are and will be, as the case may be, subject to many risks, uncertainties and factors relating to the Company’s operations and business environment which may cause the actual results of the Company to be materially different from any future results, express or implied, by such forward-looking statements. Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: the ability of the Company to continue as a going concern; the ability of the Company to operate pursuant to the terms of the DIP facility; the Company’s ability to obtain court approval with respect to motions in the chapter 11 proceeding prosecuted by it from time to time; the ability of the Company to develop, prosecute, confirm and consummate one or more plans of reorganization with respect to the chapter 11 cases; risks associated with third parties seeking and obtaining court approval to terminate or shorten the exclusivity period for the Company to propose and confirm one or more plans of reorganization, for the appointment of a chapter 11 trustee or to convert the cases to chapter 7 cases; the ability of the Company to obtain and maintain normal terms with vendors and service providers; the Company’s ability to maintain contracts that are critical to its operations; the potential adverse impact of the chapter 11 cases on the Company’s liquidity or results of operations; the ability of the Company to fund and execute its business plan; the ability of the Company to attract, motivate and/or retain key executives and associates; and the ability of the Company to attract and retain customers. Other risk factors are listed from time to time in the Company’s SEC reports, including, but not limited to the quarterly report on Form 10-Q for the quarter ended June 30, 2005. Delphi disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
Similarly, these and other factors, including the terms of any reorganization plan ultimately confirmed, can affect the value of the Company’s various pre-petition liabilities, common stock and/or other equity securities. No assurance can be given as to what values, if any, will be ascribed in the bankruptcy proceedings to each of these constituencies. Accordingly, the Company urges that the appropriate caution be exercised with respect to existing and future investments in any of these liabilities and/or securities.
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